Exhibit 21.1
LIST OF SUBSIDIARIES (Jurisdiction of Incorporation or Formation)

EastGroup Properties General Partners, Inc. (Delaware)
EastGroup Properties Holdings, Inc. (Delaware)
EastGroup TRS, Inc. (Delaware)
EastGroup Properties, LP (Delaware)
EastGroup Property Services, LLC (Delaware)
EastGroup Property Services of Florida, LLC (Delaware)
EastGroup Kearn Creek, LLC (Delaware)
EGP Yosemite Land, LLC (California)
Miramar Industrial, LLC (Delaware)
Otay Enrico Industial, LLC (Delaware)
EastGroup Gold Rush, L.P. (Delaware)
Arista 36 BP, LLC (Delaware)
EastGroup Tennessee Holdings, LLC (Delaware)
EGP Schertz 3009, LLC (Texas)